EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2001 Stock Incentive Plan and 2006 Non-Employee Director Stock Option Plan of ZOLL Medical Corporation of our reports dated December 13, 2005, with respect to the consolidated financial statements and schedule of ZOLL Medical Corporation, ZOLL Medical Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ZOLL Medical Corporation included in its Annual Report (Form 10-K) for the year ended October 2, 2005, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

March 22, 2006

Boston, Massachusetts